Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Tara Szerpicki
Investor Relations
Boykin Lodging Company
(216) 430-1333
InvestorRelations@boykinlodging.com
Boykin Lodging Announces Third Quarter Financial Results
Cleveland, Ohio, November 7, 2005—Boykin Lodging Company (NYSE: BOY), a hotel real estate investment trust, today announced financial results for the third quarter and nine months ended September 30, 2005.
Financial Highlights:
Revenue per available room (RevPAR) for the third quarter for hotels owned and operating as of September 30, 2005 increased 5.6% to $70.06 from last year’s $66.32. The increase in RevPAR was the result of a 2.4% increase in average daily room rate to $97.29 and a 2.2 point increase in occupancy to 72.0%.
The Company’s net loss attributable to common shareholders for the third quarter of 2005 totaled $2.1 million, or $0.12 per fully-diluted share, compared with the same period last year when net income totaled $4.7 million, or $0.27 per share.
Funds from operations attributable to common shareholders (FFO) for the third quarter totaled $(1.7) million, or $(0.09) per fully diluted share, a decrease from third-quarter 2004 FFO of $4.9 million, or $0.28 per share. FFO per share was impacted by a $4.7 million impairment charge during the third quarter of 2005. Adjusted FFO (prior to impairment charges) for the third quarter of 2005 totaled $0.17 per share. Primary contributors to the decrease in adjusted FFO included the loss of $1.1 million of contribution from condominium development and unit sales, a $1.8 million decline in contribution from hotel operations primarily due to hotel sales, and a $0.2 million increase in corporate general and administrative expenses, all net of minority interest. These charges were partially offset by interest savings and increases in lease revenue and interest income.
The Company’s EBITDA for the third quarter, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $2.6 million, down from last year’s third quarter EBITDA of $11.0 million, primarily due to the reasons stated above; an impairment charge of $5.5 million, losses of contributions from condominium development and unit sales of $1.2 million combined with a $2.1 million decline in contribution from hotel operations, and a $0.3 million increase in corporate general and administrative expenses. The EBITDA change, however, is not impacted by minority interest. FFO and EBITDA are non-GAAP financial measures that should not be considered as alternatives to any measures of operating results under GAAP. A reconciliation of these non-GAAP measures to GAAP measures is included in the financial tables accompanying this release.

The operating results of the five properties sold or divested during 2004 and the French Lick Springs Resort and Spa and the Clarion Hotel & Conference Center sold during the second quarter of 2005 are reflected in the financial statements as discontinued operations for all periods presented.
Details of Third Quarter Results:
Revenues from continuing operations for the quarter ended September 30, 2005, were $52.2 million, compared with revenues of $54.0 million for the same period last year. Hotel revenues for the three months ended September 30, 2005 were $51.1 million, a 2.0% increase from $50.1 million for the same period in 2004. Included in other hotel revenues in the third quarter of 2004 is $2.4 million related to operating results and business interruption insurance recoveries for the two Melbourne, Florida properties. Both hotels were closed during the third quarter of 2005, and no business interruption insurance recoveries were recorded during the period. Additionally, included in 2005 and 2004 hotels revenues was $1.3 million and $0.8 million, respectively, related to a business interruption insurance claim for a property which had rooms out of service as a result of a remediation project during 2003, the first half of 2004, and 2005. Offsetting the increases in hotel revenue is the $3.3 million decrease in condominium development and unit sales due to the completion of the White Sand Villas project in 2004.
For the comparable properties, consisting of the 17 consolidated properties owned and operated under a Taxable REIT Subsidiary (TRS) structure as of September 30, 2005, excluding hotels closed due to hurricane damage, RevPAR increased 4.5% to $68.33 in 2005 from $65.40 in 2004. Contributing to the RevPAR increase was a 2.1% increase in average daily room rate to $95.96 from $94.03, combined with a 1.6 point increase in occupancy to 71.2% from 69.6%.
Hotel profit margins, defined as hotel operating profit (hotel revenues less hotel operating expenses) as a percentage of hotel revenues, of the consolidated hotels operated under the TRS structure for the third quarter were 26.1%, a decrease from the 27.2% hotel operating profit margin for the third quarter of 2004. Excluding the business interruption amounts from 2005 and 2004 and the two Melbourne properties from the 2004 results, hotel operating profit margins for the portfolio decreased 90 basis points to 24.9% from 25.8% in 2004.
During the third quarter of 2005, the Company recorded gains on the sale/disposal of assets of approximately $5.1 million related to property casualty insurance recoveries in excess of the net book value of assets disposed for properties which were involved in water infiltration remediation activity.
Year-to-date Results:
The Company’s net income attributable to common shareholders for the nine months ended September 30, 2005 totaled $18.7 million versus a net loss of $0.2 million for the year-earlier period. Year-to-date revenues through September 30, 2005 totaled $160.8 million, compared with $158.6 for the nine months ended September 30, 2004. Hotel revenues for the first nine months totaled $158.8 million compared to $149.5 million during the first nine months of 2004. Included in year to date 2005 other hotel revenues is approximately $6.7 million of business interruption insurance recoveries related to the two closed Melbourne properties and a property which had rooms out of service as a result of a remediation project during 2003, the first half of 2004, and 2005. Included in hotel revenues for the first nine months of 2004 are approximately $9.4 million related to business interruption insurance recoveries and the operating results of the two Melbourne properties which were open during a portion of that period. Offsetting the increases in hotel revenue is the $7.5 million decrease in condominium development and unit sales due to the completion of the White Sand Villas project in 2004.

Hotel portfolio RevPAR increased 9.5% to $70.80 from last year’s $64.64. Occupancy increased to 69.6% from 65.8% and the average daily room rate increased 3.6% to $101.75 from $98.17.
RevPAR for the comparable 17 hotels increased 9.0% to $69.74 from last year’s $64.01, as occupancy rose to 68.9% from 65.6% and the average daily rate increased 3.8% to $101.19 from $97.51. During the first nine months of 2005, hotel profit margins of the consolidated properties owned and operated under the TRS structure averaged 29.7%, compared with 27.1% for the previous year. A portion of the increased margin is the result of the recognition of the business interruption insurance recoveries during the first nine months of 2005 within hotel revenues. Excluding the business interruption amounts from 2005 and 2004 and the two Melbourne properties from the 2004 results, hotel operating profit margins for the portfolio showed an increase to 27.5% from 26.1% in 2004.
As previously announced, during the first nine months of 2005, the unconsolidated joint venture between the Company and AEW Partners III, L.P., sold Hotel 71 in Chicago, Illinois. The Company’s share of the gain on the sale approximated $10.1 million, net of minority interest, and is reflected as equity in income of unconsolidated joint ventures within the financial statements.
During the first nine months of 2005, the Company recorded gains on the sale/disposal of assets of approximately $12.0 million related to property casualty insurance recoveries in excess of the net book value of assets disposed for properties which were damaged by hurricanes or were involved in water infiltration remediation activity. The gain recorded related to property insurance recoveries received in excess of the net book value of assets disposed for the first nine months of 2004 totaled $3.4 million.
For the first nine months of 2005, FFO of $6.7 million, or $0.37 per fully-diluted share, was above last year’s FFO of $9.0 million, or $0.51 per share for the same period. EBITDA, including the Company’s share of EBITDA from unconsolidated joint venture subsidiaries, totaled $22.1 million, down from last year’s EBITDA of $26.8 million.
Included in the year-to-date 2005 and 2004 net income (loss), EBITDA and FFO were $5.5 million and $4.3 million of impairment charges, respectively. Net of minority interest, these impairment charges approximated $4.7 million and $3.7 million, or $0.26 and $0.21 per share, respectively.
As a result of the property sales in 2005, the Company reduced its outstanding debt from $200.0 million at December 31, 2004 to $139.5 million as of September 30, 2005. The Company expects to continue the sale of assets it deems not core to its portfolio.
Capital Structure:
At September 30, 2005, Boykin had $27.2 million of cash and cash equivalents, including restricted cash, and total consolidated debt of $139.5 million. The Company’s pro rata share of the debt of unconsolidated joint ventures totaled $9.1 million at September 30, 2005.
The Company’s $108.0 million term loan was scheduled to mature in July 2005. During the second quarter the Company repaid the outstanding balance, $91.1 million, in full.
Business Update:
The Company’s two hotels located in Melbourne, Florida remain closed while repairs are underway. Based upon current estimates of the availability of labor and materials, the Company expects the rebuild to be completed during the first half of 2006. The current estimated aggregate cost of the rebuild for the two properties is between $30 million and $40 million, while the Company is estimating that insurance recoveries for property damage will range between $13 million and $16 million.
Certain of the Company’s properties were impacted by Hurricane Wilma in October 2005. The Best Western Fort Myers Island Gateway Hotel remained opened and sustained only minor damage. The Pink Shell Beach Resort & Spa was evacuated prior to the storm, experienced only minor damage and reopened shortly thereafter. The two Melbourne properties also sustained minor damage. The Radisson Suite Beach Resort on Marco Island was subject to an evacuation order and sustained greater damage, but a majority of the resort has now reopened. The extent and cost of the repair, as well as the impact on the Company’s future financial results, is still being determined.
The Company is currently marketing units in the final phase of the redevelopment of the Pink Shell Beach Resort & Spa, a new 43 beach-front unit condo-hotel tower named Captiva Villas. Construction of the building is expected to commence during the fourth quarter of 2005.
The Company has made deposits totaling $0.6 million for the purchase of a redevelopment project in the Florida Keys. The Company anticipates that it will acquire the property with a joint venture partner and will fund approximately 50% of the $12.5 million purchase price.
Outlook:
Based upon the current booking trends, and consistent with its previous guidance, the Company anticipates full-year RevPAR for the portfolio will be 6.0% to 7.0% above 2004. Based upon these assumptions, the Company expects net income to range from $0.74 to $0.80 per share for the full year. Adjusted FFO (before impairment charges) is expected to range between $0.60 and $0.67 per fully-diluted share for the full year. This guidance does not incorporate any impact from property acquisition or disposition activity which may occur during the fourth quarter.
Robert W. Boykin, Chairman and Chief Executive Officer, commented, “During the third quarter, we were pleased that RevPAR growth exceeded our expectations. We anticipate the fourth quarter to reflect the strategic decision to eliminate a large amount of airline contract rooms from the portfolio. These contracts are most welcome in the fourth quarter, but are now deemed to be not desirable throughout the balance of the year, particularly when the frequency of bankruptcy makes collecting the full amount of monies owed difficult. We anticipate the profitability from this change will be enjoyed, but not reflecting positively on the fourth quarter RevPAR.”
The Company will hold a conference call with financial analysts to discuss third-quarter 2005 results at 2:00 p.m. Eastern Time today, November 7, 2005. A live webcast of the call can be heard on the Internet by visiting the Company’s website at http://www.boykinlodging.com and clicking on the investor relations page or by visiting other websites that provide links to corporate webcasts.
Boykin Lodging Company is a real estate investment trust that focuses on the ownership of full-service, upscale commercial and resort hotels. The Company currently owns interests in 21 hotels containing a total of 6,019 rooms located in 13 states, and operating under such internationally known brands as Doubletree, Marriott, Hilton, Radisson, Embassy Suites, and Courtyard by Marriott among others. For more information about Boykin Lodging Company, visit the Company’s website at http://www.boykinlodging.com.

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties that may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include financial performance, real estate conditions, execution of hotel acquisition programs, changes in local or national economic conditions, and other similar variables and other matters disclosed in the Company’s filings with the SEC, which can be found on the SEC’s website at http://www.sec.gov.
The Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT because it provides investors with another indication of the Company’s performance prior to deduction of real estate related depreciation and amortization. The Company believes that EBITDA is helpful to investors as a measure of the performance of the Company because it provides an indication of the operating performance of the properties within the portfolio and is not impacted by the capital structure of the REIT.
Neither FFO nor EBITDA represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to GAAP net income as an indication of the Company’s financial performance or to cash flow from operating activities as determined by GAAP as a measure of liquidity, nor is it indicative of funds available to fund cash needs, including the ability to make cash distributions. FFO and EBITDA may include funds that may not be available for the Company’s discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties.

BOYKIN LODGING COMPANY
STATEMENTS OF OPERATIONS, FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS, AND
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
(Unaudited, amounts in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
OPERATING DATA:
Revenues:
Hotel revenues:
Rooms	$33,351	$33,502	$100,995	$99,617
Food and beverage	14,126	13,093	44,291	42,126
Other	3,615	3,495	13,522	7,765

Total hotel revenues	51,092	50,090	158,808	149,508
Lease revenue	1,073	571	1,782	1,257
Other operating revenue	37	100	160	295
Revenues from condominium development and unit sales	—	3,267	—	7,541

Total revenues	52,202	54,028	160,750	158,601

Expenses:
Hotel operating expenses:
Rooms	8,554	8,347	24,513	24,338
Food and beverage	9,864	9,318	30,150	29,233
Other direct	1,498	1,429	4,427	4,165
Indirect	16,565	16,024	47,907	47,129
Management fees to related party	1,273	1,334	4,627	4,076

Total hotel operating expenses	37,754	36,452	111,624	108,941
Property taxes, insurance and other	3,897	3,628	12,674	10,986
Cost of condominium development and unit sales	—	2,028	—	5,509
Real estate related depreciation and amortization	5,624	5,802	17,180	16,841
Corporate general and administrative	2,995	2,714	9,084	6,716
Impairment of real estate	5,500	—	5,500	—

Total operating expenses	55,770	50,624	156,062	148,993

Operating income (loss)	(3,568)	3,404	4,688	9,608

Interest income	324	(29)	762	140
Other income	—	—	—	8
Interest expense	(2,674)	(3,336)	(8,872)	(10,511)
Amortization of deferred financing costs	(450)	(335)	(1,089)	(1,003)
Minority interest in earnings of joint ventures	(88)	(41)	(133)	(80)
Minority interest in (income) loss of operating partnership	505	217	(1,860)	755
Equity in earnings (loss) of unconsolidated joint ventures including gain on sale	(28)	14	11,131	(574)

Income (loss) before gain on sale/disposal of assets and discontinued operations	(5,979)	(106)	4,627	(1,657)

Gain on sale/disposal of assets	5,090	862	12,004	3,353

Income (loss) before discontinued operations	(889)	756	16,631	1,696

Discontinued operations:
Operating loss from discontinued operations, net of minority interest income of $184 for the nine months ended September 30, 2005 and $303 and $1,147 for the three and nine months ended September 30, 2004, respectively	—	(1,718)	(1,056)	(6,504)
Gain on sale of assets, net of minority interest expense of $1,163 for the nine months ended September 30, 2005 and $1,212 and $1,449 for the three and nine months ended September 30, 2004, respectively	—	6,870	6,655	8,215

Net income (loss)	$(889)	$5,908	$22,230	$3,407

Preferred dividends	(1,188)	(1,188)	(3,563)	(3,563)

Net income (loss) attributable to common shareholders	$(2,077)	$4,720	$18,667	$(156)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
FUNDS FROM OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS (FFO):
Net income (loss)	$(889)	$5,908	$22,230	$3,407
Minority interest	(417)	2,852	2,972	1,746
Gain on sale/disposal of assets	(5,090)	(8,944)	(19,822)	(13,017)
(Gain) loss on sale/disposal of assets included in discontinued operations	—	42	(366)	10
Real estate related depreciation and amortization	5,624	5,802	17,180	16,841
Real estate related depreciation and amortization included in discontinued operations	—	800	390	3,562
Equity in (income) loss of unconsolidated joint ventures including gain on sale	28	(14)	(11,131)	574
FFO adjustment related to joint ventures	19	441	(171)	847
Preferred dividends declared	(1,188)	(1,188)	(3,563)	(3,563)

Funds from operations after preferred dividends	$(1,913)	$5,699	$7,719	$10,407
Less: Funds from operations related to minority interest	(256)	768	1,035	1,405

Funds from operations attributable to common shareholders	$(1,657)	$4,931	$6,684	$9,002

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA):
Operating income (loss)	$(3,568)	$3,404	$4,688	$9,608
Interest income	324	(29)	762	140
Other income	—	—	—	8
Real estate related depreciation and amortization	5,624	5,802	17,180	16,841
EBITDA attributable to discontinued operations	—	941	(1,216)	(1,675)
Company’s share of EBITDA of unconsolidated joint ventures	321	890	821	2,031
EBITDA attributable to joint venture minority interest	(97)	(52)	(161)	(113)

EBITDA	$2,604	$10,956	$22,074	$26,840

BOYKIN LODGING COMPANY
PER-SHARE DATA
(Unaudited)

	For the Three		For the Nine
	Months Ended		Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
PER-SHARE DATA:
Net income (loss) attributable to common shareholders before discontinued operations per share:
Basic	$(0.12)	$(0.02)	$0.74	$(0.11)
Diluted	$(0.12)	$(0.02)	$0.73	$(0.11)
Discontinued operations per share:
Basic	$0.00	$0.30	$0.32	$0.10
Diluted	$0.00	$0.29	$0.31	$0.10
Net income (loss) attributable to common shareholders per share (a) :
Basic	$(0.12)	$0.27	$1.06	$(0.01)
Diluted	$(0.12)	$0.27	$1.05	$(0.01)
FFO attributable to common shareholders per share:
Basic	$(0.09)	$0.28	$0.38	$0.52
Diluted	$(0.09)	$0.28	$0.37	$0.51

Weighted average common shares outstanding – Basic	17,593,864	17,446,739	17,557,506	17,418,448
Effect of dilutive securities:
Common stock options	208,373	19,098	137,175	26,616
Restricted share grants	191,245	63,287	151,186	70,338

Weighted average common shares outstanding – Diluted	17,993,482	17,529,124	17,845,867	17,515,402

(a)	Per share amounts may not add due to rounding.

BOYKIN LODGING COMPANY
SELECTED HOTEL STATISTICS and BALANCE SHEET INFORMATION
(Unaudited, amounts in thousands except statistical data)

	For the Three		For the Nine
	Months Ended		Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
HOTEL STATISTICS:

All Hotels (19 hotels) (a) (b)
Hotel revenues	$54,980	$51,009	$165,501	$150,247
RevPAR	$70.06	$66.32	$70.80	$64.64
Occupancy	72.0%	69.8%	69.6%	65.8%
Average daily rate	$97.29	$95.04	$101.75	$98.17

Comparable Hotels (17 hotels) (b) (c)
Hotel revenues	$51,094	$47,681	$154,810	$140,917
RevPAR	$68.33	$65.40	$69.74	$64.01
Occupancy	71.2%	69.6%	68.9%	65.6%
Average daily rate	$95.96	$94.03	$101.19	$97.51

(a)	Includes all hotels owned or partially owned by Boykin as of September 30, 2005, excluding properties not operating due to damage caused by hurricanes.

(b)	Results calculated including 35 lock-out rooms at the Radisson Suite Beach Resort on Marco Island.

(c)	Includes all consolidated hotels operated under the TRS structure and owned or partially owned by Boykin as of September 30, 2005, excluding properties not operating due to damage caused by hurricanes.

	September 30,	December 31,
	2005	2004
SELECTED BALANCE SHEET INFORMATION:

Assets
Investment in hotel properties	$519,093	$514,540
Accumulated depreciation	(138,819)	(123,441)

Investment in hotel properties, net	380,274	391,099
Cash and cash equivalents including restricted cash	27,224	26,543
Accounts receivable, net	15,978	11,700
Investment in unconsolidated joint ventures	1,197	14,048
Other assets	15,723	12,316
Assets related to discontinued operations, net	—	21,674

Total Assets	$440,396	$477,380

Liabilities and Shareholders’ Equity
Outstanding debt	$139,531	$199,985
Accounts payable and accrued expenses	38,480	37,550
Deferred lease revenue	488	—
Minority interest in joint ventures	992	927
Minority interest in operating partnership	12,900	10,062
Liabilities related to discontinued operations	—	1,408
Shareholders’ equity	248,005	227,448

Total Liabilities and Shareholders’ Equity	$440,396	$477,380